EXHIBIT 99.1

Second Quarter 2005 Earnings Webcast Presentation - Prepared Remarks

July 19, 2005 - 1:00 PM

Karen Troutman: I would like to welcome you to National Penn Bancshares, Inc.’s Second Quarter 2005 Earnings Webcast. We are glad that you are able to join us. We will accept questions during the webcast via email. Please use the email button located on the webcast screen to ask your questions. Due to time constraints, we may not be able to respond to all of your emails.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review.

This presentation may contain forward-looking statements concerning earnings, asset quality and other future events. Actual results could differ materially due to deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; reputational risks; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission, which are incorporated herein by reference. National Penn cautions you not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.

Now I would like to turn today’s webcast over to Wayne R. Weidner, Chairman & Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank you, Karen. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 2nd Quarter 2005 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our second quarter 2005 financials. Glenn Moyer will review our loan growth and credit quality and provide an update on our investigation of the loan fraud we uncovered in January 2005. I will then wrap up with some concluding comments.

Beginning with financial highlights, our second quarter 2005 results reflect earnings of $14.7 million, a 20.5% increase over earnings of $12.2 million in second quarter 2004. This is a new record for us in quarterly net income. In part, this is because the results of our new Peoples Bank of Oxford division are included for the full quarter, unlike last year. National Penn’s client-focused business model continues to benefit the company and its shareholders. On a per share basis, we earned $.42 per diluted share in second quarter 2005, a $.04 per share increase, or 10.5%, over second quarter 2004 diluted earnings per share.

Our increase in net interest income, as compared to net interest income in the second quarter of 2004, contributed to our profit performance, as did increases in some key fee income areas. We provided funding in second quarter 2005 for our loan and lease loss reserve of $950,000, resulting in a loan and lease loss reserve of 1.88% of total loans and leases at June 30, 2005. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our second quarter 2005 financial results.

Gary Rhoads: Let me begin by noting that any references to per share results are to figures that have been restated for the 5-for-4 stock split issued September 30, 2004. In addition, second quarter 2005 information includes the results of National Penn Bank’s new Peoples Bank of Oxford division. Second quarter 2004 largely preceded the Peoples First, Inc. acquisition, which was completed on June 10, 2004.

This presentation also contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). National Penn’s management uses this non-GAAP measure in its analysis of the company’s performance. This measure, annualized net income return on average tangible equity, excludes the average balance of goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The $14.7 million in net income reported in second quarter 2005 is an increase of $2.5 million, or 20.5%, over the $12.2 million reported for the second quarter of 2004. The $.04 increase in diluted earnings per share from $.38 in the second quarter of 2004 to $.42 during this quarter represents a 10.5% increase. Our annualized return on average assets was 1.29% in the second quarter of 2005 compared to 1.30% during last year’s second quarter. Annualized return on average equity was 13.6% this quarter compared to 15.1% in 2004’s second quarter. This decrease reflects the impact of goodwill arising from the purchase accounting treatment on our June 10, 2004 acquisition of Peoples First, Inc. Annualized net income return on average tangible equity was 25.9% for the second quarter of 2005 compared to 25.2% for the second quarter of 2004. This ratio is computed by dividing annualized net income by average equity that is reduced by average goodwill and intangibles.

Net income of $28.7 million year to date 2005 is an increase of $5.1 million, or 21.8%, over the $23.5 million reported for the first half of 2004. The $.07 increase in diluted earnings per share from $.75 in the first six-months of 2004 to $.82 during this year represents a 9.3% increase. Our annualized return on average assets was 1.28% year to date 2005 compared to 1.31% last year. Annualized return on average equity was 13.3% this year compared to 15.3% for the first half of 2004. Annualized net income return on average tangible equity was 25.4% for the first half of 2005 compared to 24.9% for 2004.

For the second quarter ended June 30, 2005, our average shareholders’ equity was $433.0 million and our average acquisition-related goodwill and intangibles was $205.3 million; a year earlier, our average shareholders’ equity was $323.6 million while our average acquisition-related goodwill and intangibles totaled $130.0 million.

For the half year ended June 30, 2005, our average shareholders’ equity was $433.6 million and our average acquisition-related goodwill and intangibles was $205.6 million; a year earlier, our average shareholders’ equity was $311.5 million while our average acquisition-related goodwill and intangibles totaled $120.4 million

A reconciliation of these non-GAAP financial measures to the GAAP financial measures is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today.

The net interest margin of 3.85% during this year’s second quarter is 2 basis points lower than the 3.87% reported in the 1st quarter 2005, and 16 basis points lower than the 4.01% reported during the second quarter of 2004. Net interest margin for the first six-months of this year is 3.86%, 26 basis points lower than the net interest margin of 4.12% during the first half of 2004. The net interest margin remains a concern in future quarters as we continue to experience margin compression. The margin decline is due to continued competitive pressures, general overall margin compression between loan growth and higher costing funding sources, and the continuing effects of a relatively flat yield curve.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year’s second quarter. Non-interest income of $14.5 million in second quarter of 2005 is up $3.2 million, or 28.3%, over last year’s second quarter amount of $11.3 million. The largest increase over second quarter 2004 occurred in insurance commissions and fees, which increased $934,000 in the second quarter 2005 as compared to second quarter 2004. Other contributors to non-interest income were cash management and electronic banking fees, up $153,000, wealth management income, up $229,000, other service charges and fees, up $289,000, mortgage banking income up $467,000, and service charges on deposit accounts, up $487,000. Second quarter non-interest income represented 27.1% of total revenues of $51.3 million, excluding securities gains of $646,000 during the second quarter.

Non-interest expense of $31.1 million during second quarter 2005 was $4.8 million or 18.4% higher than the same period last year. We incurred $600,000 in additional legal, auditing and other investigation-related expenses in the second quarter 2005 due to the investigation of the loan fraud uncovered in January. This amount is similar to the amount incurred during the first quarter. Personnel expenses were up $2.7 million. This was partially attributable to higher staffing levels related to the June 2004 acquisition of Peoples First, Inc. and its subsidiary, The Peoples Bank of Oxford.

Regarding the balance sheet, total assets grew at a rate of 8.0% during the past year to $4.59 billion at June 30, 2005. Growth in total loans and leases was 7.6% for the past year to $2.98 billion in outstandings. Total deposits increased 7.2% since June 30, 2004 to $3.06 billion. Recent decreases in deposits is primarily attributable to the seasonal decline of municipal deposits, and we expect many of these seasonal deposits to be replenished during third quarter 2005.

Glenn will now continue with his remarks.

 Glenn Moyer: Thank you, Gary. I would like to take just a few minutes to comment on our loan growth and our overall credit quality before I address the loan fraud investigation.

Loans and leases outstanding totaled $2.98 billion at June 30, 2005, representing a 7.7% annualized rate of growth for the first half of 2005. We are encouraged with the overall rate of growth in our loan portfolio, although we have challenged ourselves to grow this important asset category at an accelerated rate.

The level of “Non-Performing Assets Plus Loans over 90 Days Delinquent” category increased during the second quarter 2005 when compared to June 30, 2004. Specifically, this number, as of June 30, 2005, is $14.4 million, which compares to $11.6 million at June 30, 2004 and $12.0 million at December 31, 2004. Despite the increase in this category compared to these prior periods, we believe we remain appropriately positioned in our overall Loan Loss Reserve. Our Loan Loss Reserve stands at $56.0 million, or 1.88% of Total Loans and Leases, as of June 30, 2005.

Net charge-offs for the quarter were $2.5 million or .22% of total loan outstandings on an annualized basis. This level of chargeoffs is lower than our average loss rate over the past 4 years of .36%, and is comparable to the average of .18% for banks with assets over $1 billion as of March 31, 2005, the most recent data published by the FDIC. Based on the current reserve, our coverage ratio of Non-Performing Assets is 389.2%. This compares to our coverage ratio of 493.6% at June 30, 2004, and an average coverage ratio of 150% at March 31, 2005 for banks with assets over $1 billion, as indicated by the FDIC’s published information.

Overall, our loan portfolio remains in relatively good condition, but we continue to monitor our portfolio diligently.

As we discussed during our year-end earnings webcast on February 23, 2005, National Penn identified loan and deposit irregularities that appeared to result from intentional misconduct. These were identified in early January 2005 as the result of our ongoing operating controls and procedures.

As we communicated then, we have taken this event very seriously at National Penn. We continue to work with the FBI and the federal prosecutors’ office in their criminal investigation of the matter. While we cannot comment on the federal prosecutors’ investigation, we can tell you that we continue to pursue all available avenues to ultimately recoup National Penn’s lost funds, totaling $6.7 million, to the maximum extent possible.

We are also diligently implementing a remediation plan, approved by our Audit Committee in June, to address the material weakness in our internal controls noted in our year-end 2004 Report on Form 10-K. We are pleased with the progress that our management team is making toward this effort.

Wayne will now continue with his remarks.

Wayne Weidner: To reinforce earlier comments, net interest income and most non-interest income areas saw gains in second quarter 2005. Credit quality remains reasonably strong as we continue in our slowly expanding economy.

During second quarter 2005, National Penn took further significant steps to broaden its product offerings and to increase fee income.

We are looking forward to continued success in growing wealth management income through the recent consolidation of our wealth management affiliates. On May 23, 2005, we converted our subsidiary, Investors Trust Company, to a limited purpose national trust bank to be known as National Penn Investors Trust Company. This entity now manages client assets approaching $1.6 billion and provides various wealth management products and services under the National Penn brand.

We also continue to be pleased with the overall results of our recently consolidated insurance agency affiliate, National Penn Insurance Agency, Inc., as well as our Peoples Bank of Oxford, FirstService Bank and HomeTowne Heritage Bank divisions. They have been meeting or exceeding our expectations despite the highly competitive conditions in their local market areas.

Here at National Penn, we take great pride in our reputation as a proven and respected local financial services company, and we believe our outlook for the future remains strong.

In conclusion, we are very pleased that, in the second quarter 2005, National Penn Bancshares has been able to continue its tradition of strong financial performance. This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS

This concludes our presentation. Thank you for joining us.

Reconciliation Table for Non-GAAP Financial Measure

	2nd Qtr 2005	2nd Qtr 2004
Return on average shareholders’ equity (annualized)	13.3%	15.1%
Effect of goodwill and intangibles	12.1%	10.1%
Return on average tangible equity (annualized)	25.4%	25.2%

Average tangible equity excludes acquisition-related average goodwill and intangibles:
Average shareholders’ equity (in thousands)	$433,630	$323,640
Average goodwill and intangibles (in thousands)	(205,551)	(129,799)
Average tangible equity (in thousands)	228,079	193,841